Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

KOPPERS HOLDINGS INC.

(a Pennsylvania Corporation)

as amended May 2, 2014

ARTICLE I

NAME

Section 101. The name of the Corporation is Koppers Holdings Inc.

ARTICLE II

REGISTERED OFFICE

Section 210. The name of the Corporation’s commercial registered office provider and the county of venue is Corporation Service Company, Allegheny County.

ARTICLE III

PURPOSE

Section 301. The purposes for which the Corporation is incorporated under the Pennsylvania Business Corporation Law of 1988, as amended (the “Business Corporation Law”) are to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under said Business Corporation Law.

ARTICLE IV

CAPITAL STOCK

Section 401. The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 50,000,000 shares, of which 40,000,000 shares shall be voting common stock, $.01 par value (“Common Stock”) and 10,000,000 shares shall be preferred stock, $.01 par value (“Preferred Stock”)(the Common Stock and the Preferred Stock shall hereinafter collectively be called the “Stock”).

Section 402. The Board of Directors of the Corporation (hereinafter referred to as the “Board of Directors” or the “Board”) may declare, and cause to be paid, dividends to the holders of shares of the Stock out of any funds of the Corporation legally available for the payment of dividends.

Section 403. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all of the holders of shares of the Common Stock shall be entitled, subject to the prior rights of any series of Preferred Stock, to share ratably, on a share-for-share basis, in any remaining assets of the Corporation available for distribution to its shareholders.

Section 404. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to fix the voting rights, if any, designations, powers, preferences and the relative, participating, optional and other rights, if any, and the qualifications, limitations or restrictions thereof, of any additional series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such additional series (but not below the number of shares then outstanding).

Section 405. Except as may otherwise be provided herein (including any certificate filed with the Secretary of State of Pennsylvania establishing the terms of a series of Preferred Stock) or by applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which shareholders are entitled to vote. The shareholders of the Corporation shall not be entitled to cumulate their votes for the election of Directors.

ARTICLE V

BOARD OF DIRECTORS

Section 501. At the 2014 annual meeting of shareholders, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the 2015 annual meeting of shareholders. At the 2015 annual meeting, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the 2016 annual meeting. At each annual meeting of shareholders thereafter, the Directors shall be elected for terms expiring at the next annual meeting of shareholders. Except as expressly provided in these Amended and Restated Articles of Incorporation or the Bylaws, each Director shall hold office for the term for which elected until his or her death, resignation, incapacity or until his or her successor shall be elected and shall qualify.

Section 502. The entire Board or any Director may be removed only for cause by the holders of a majority of the outstanding Shares then entitled to vote at an election of Directors.

Section 503. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Section 504. Except as set forth in these Amended and Restated Articles of Incorporation, the number and election of directors of the Corporation shall be determined in accordance with the Bylaws of the Corporation. Whenever holders of one or more series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of any certificate or other document filed with the Secretary of State of Pennsylvania establishing the terms of such Preferred Stock.

ARTICLE VI.

ACTION BY SHAREHOLDERS

Section 601. No action by shareholders may be taken without a meeting by consent except for the unanimous consent of all holders of Common Stock. Special meetings of the shareholders may be called only by the Board or the Chairman of the Board.

ARTICLE VII

BYLAWS

Section 701. Unless otherwise provided by law or in the Bylaws, (i) the Board of Directors is expressly authorized and empowered to adopt, amend and repeal any one or more Bylaws of the Corporation at any regular or special meeting, if notice of the proposed adoption, amendment or repeal of the Bylaws to be made is contained in the notice of such special meeting and (ii) any one or more Bylaws may be adopted, amended or repealed at any annual or special meeting of the shareholders if notice of the proposed adoption, alteration or repeal of the Bylaws to be made is contained in the notice of such meeting, by the affirmative vote of the holders of shares constituting two-thirds of the voting power of the outstanding Common Stock and Preferred Stock entitled to vote thereon.

ARTICLE VIII

AMENDMENT OF ARTICLES

Section 801. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, any other provisions authorized by the laws of the Commonwealth of Pennsylvania at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII.

ARTICLE IX

LIMITATION OF LIABILITY OF DIRECTORS

Section 901. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Pennsylvania law.

ARTICLE X

NONAPPLICABILITY OF CERTAIN PROVISIONS

Section 1001. Subchapters 25(E), 25(F), 25(G), 25(H), 25(I) and 25(J) of the Pennsylvania Business Corporation Law shall not be applicable to the Corporation.